Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Ordinary Shares, par value $0.0001 per share, of Concord Medical Services Holdings Limited, a Cayman Islands company, and further agree to the filing of this agreement as an Exhibit thereto.  In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 12, 2010.

NOTABLE ENTERPRISE LIMITED

By: /s/ Bona Lau
Name:  Bona Lau
  Title:  Director

BONA LAU

        /s/ Bona Lau
Name:  Bona Lau